Exhibit 99.2

__________, 2009

TO: Golden Green Enterprises Limited
No. 69 Huaibei Street
Longhai Middle Road
Zhengzhou, 451191, China

Dear Sirs:

We, Jingtian & Gongcheng Attorneys at Law, as licensed lawyers of the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding Hong Kong Special Administrative Region of the PRC, Macau Special Administrative Region of the PRC and Taiwan), are qualified to issue this legal opinion with regard to the laws of the PRC.

We have acted as the legal advisers to Golden Green Enterprises Limited (the “Company”), a company incorporated under the laws of the British Virgin Islands, and Ge Rui (as defined below), and we have been requested to give this opinion on, inter alia, the establishment, existence and operation of Ge Rui (as defined below) in connection with the offering of ordinary shares by the Company (the “Offering”).

In this capacity, we have studied the relevant PRC Laws (as defined below) and examined the originals or certified copies or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, licenses, certificates issued by the relevant government departments of the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In our examination of these documents, we have assumed, that

(a)	all documents submitted to us as copies conform to their originals and all documents submitted to us as originals are authentic;

(b)	all signatures, seals and chops on such documents are genuine; and

(c)	all facts and information stated or given in such documents other than legal conclusions are true and correct.

For the purpose of this legal opinion, we have also relied on factual representations and confirmations made by the Company with respect to the business currently conducted thereby.

This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacement may be made by an order of the President of the PRC or the State Council or, in the case of administrative, regulatory and provincial laws and regulations, by the relevant administrative, regulatory or provincial bodies and may become effective immediately on promulgation.

We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express and imply no opinion herein based on the laws of any jurisdiction other than the PRC.

Based on and subject to the foregoing, we are of the opinion that:

The following terms as used in this opinion are defined as follows:

(a)	“Governmental Agencies” mean any court, competent government authorities or regulatory bodies or any stock exchange authorities of the PRC;

(b)
“Governmental Authorizations” mean all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsements, annual inspections, qualifications and licenses required by the applicable PRC Laws and/or the competent Governmental Agencies;

(c)
“Material Adverse Effect” means any material adverse change, in or affecting the general affairs, management, business, properties, financial position, shareholders’ equity, results of operation, or prospects of the Company and Ge Rui taken as a whole;

(d)
“PRC Laws” mean all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC (other than the laws of the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Province);

(e)
“PRC Statements” means the statement regarding (a) the PRC or any political subdivision thereof; (b) any law, regulation or rule of the PRC; (c) any license, permit, approval, authorization, consent or order of or filing with any PRC local or governmental or regulatory commission, board, body, authority or agency, or of or with any self-regulatory organization or other non-governmental regulatory authority in the PRC acquired by the Company; (d) any contract or agreement governed by the laws of the PRC; (e) any proceedings involving the Company or its Subsidiaries in the PRC or involving PRC laws or regulations.

(f)	“Ge Rui” means Henan Green Complex Materials Co., Ltd.（中文名称为”河南鸽瑞复合材料有限公司”）, a wholly owned subsidiary of Wealth Rainbow Company Limited;

Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as in the Underwriting Agreement, dated [    ], between the Company and Maxim Group LLC, as representative of the underwriters (the “Underwriting Agreement”).

Based on the foregoing, we are of the opinion that:

1.
Ge Rui has been duly incorporated and is validly existing as a wholly foreign-owned enterprise with limited liability applicable under the PRC Laws and its business license is in full force and effect; all of the equity interests of Ge Rui are owned by Wealth Rainbow Development Limited, and to the best of our knowledge after due and reasonable inquiries, such equity interests are free and clear of all liens, encumbrances, security interest, mortgage, pledge, equities or claims or any third-party right; except for otherwise disclosed in Paragraph 3 of Appendix I of this legal opinion, all the required amount of the registered capital of Ge Rui has been paid in accordance with the relevant PRC Laws or the relevant Articles of Association; the articles of association of Ge Rui comply with the requirements of applicable PRC Laws and are in full force and effect.

2.
Except for otherwise disclosed in Paragraphs 1 and 2 of Appendix I of this legal opinion, Ge Rui has full corporate right, power and authority, and has obtained all necessary Governmental Authorizations of and from, and has made all necessary declarations and filings with, all Governmental Agencies to own, lease, license and use its properties, assets and conduct its business in the manner as described in the Registration Statement, the General Disclosure Package and the Prospectus; such Government Authorizations are in full force and effect; to the best of our knowledge after due and reasonable inquiries, Ge Rui has not received any notification or warnings relating to, and does not have any reason to believe that any Governmental Agencies is considering, the modification, suspension or revocation of any such Governmental Authorizations and Ge Rui is in compliance with the provisions of all such Governmental Authorizations in all material respects.

3.
The ownership structure of Ge Rui complies with current PRC Laws; the transactions conducted in the PRC involving Ge Rui relating to the establishment of such ownership structure (including any historical acquisition or equity transfer) complies with current PRC Laws; to the best of our knowledge after due and reasonable inquires, except for otherwise disclosed in Paragraph 1 and 2 of Appendix I of this legal opinion, Ge Rui’s business and operations comply in all material respects with the PRC Laws and no consent, approval or license other than those already obtained is required under the existing PRC Laws for such ownership structures, businesses and operations.

4.
Ge Rui has obtained the Land Use Right Certificate No. 新土国用（2004）第212号 and 新土国用（2009）第004号 in relation to the ownership of the land use right over (1) a piece of land with an area of 139569.79 square meters located at North to Shuangmei Road, Longhu Town, West to Xianghu Reservoir; (2) a piece of land with an area of 54685.96 square meters located at East to Houhu Reservoir, Longhu Town, South to Meishan Road. Ge Rui does not own any land use right with respect to any other land. Ge Rui has not obtained any building ownership certificate in relation to any buildings located on the aforesaid land. Except as disclosed in Paragraph 1 of Appendix I, all the land use right certificates obtained by Ge Rui are valid and subsisting and in full force and effect; Ge Rui can legally occupy, transfer, mortgage, or sell the property to local or foreign corporations or individuals subject to the terms of the land use right certificates.

5.
Ge Rui has valid leasehold interest in all lands and buildings used by it; and all of the leases of Ge Rui used in relation to the business of Ge Rui and under which Ge Rui holds properties are in full force and effect. To the best of our knowledge after due inquiry, Ge Rui has no notice of any material claim of any sort that has been asserted by anyone adverse to its rights under any of the leases mentioned above, or affecting or questioning the rights of Ge Rui to the continued possession of the premises held under any such lease.

6.
To the best of our knowledge after due inquiry, the chart shown under the caption of “Organizational Structure” in the Registration Statement  on Form F-1 of the Company filed with the Securities and Exchange Commission on September 15, 2009, as amended (the “Registration Statement”) reflects all the subsidiaries and entities owned and controlled by the Company, directly or indirectly, in China; Ge Rui has no direct or indirect subsidiaries or participations in joint ventures or other entities and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Agencies or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Ge Rui has obtained all Governmental Authoriziations which are required under PRC laws and regulations for the beneficial ownership interest by the Company of its equity interest in Ge Rui through Wealth Rainbow. To the best of our knowledge, there are no outstanding rights, warrants or options to acquire, nor instruments convertible into or exchangeable for, nor any agreements of other obligation to issue or other rights to convert any obligation into, any equity interest in Ge Rui.

7.
To the best of our knowledge after due inquiry, there is no outstanding guarantee of Ge Rui in respect of indebtedness of third parties except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus.

8.
To the best of our knowledge after due inquiry, no labor dispute, or disturbance involving the employees of Ge Rui, exists or is imminent or threatened, except the dispute, or disturbance which would not, individually or in the aggregate, have a Material Adverse Effect. Ge Rui has complied in all material respects with all employment, labor and similar laws applicable to Ge Rui and has made welfare contributions for its employees as required under PRC Laws. The labor contracts or employment agreements entered by Ge Rui with its employees are in compliance with PRC Law.

9.
There are no restrictions or limitations under PRC Laws on the ability of Ge Rui to declare and pay dividends to its shareholder, nor any restriction or limitation (including any Government Authorizations from any Governmental Agencies) on the ability of Ge Rui to convert such dividends into foreign currencies and remit such dividends out of the PRC to its shareholder, subject to the payment of applicable taxes and the contribution to a reserve fund, employee bonus and welfare fund under PRC Laws.

10.
To the best of our knowledge after due inquiry, Ge Rui is not delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by Ge Rui of any applicable PRC tax law or regulation.  Ge Rui will not have any material PRC tax liability as a consequence of the Offering that has not been disclosed in the Registration Statement, the General Disclosure Package and the Prospectus.

11.
The sale of the shares and the performance by the Company of its obligations under the Underwriting Agreement in connection with the offering contemplated in Registration Statement, and the consummation of the transactions contemplated thereby, do not result in any violation of the provisions of the articles of association, Governmental Authorizations or any other constituent documents of Ge Rui or any applicable statute or any order, rule or regulation of any Governmental Agencies having jurisdiction over Ge Rui or any of its properties, or conflict in any material respect with, or result in a material breach of, any of the terms or provisions of, or constitute a material default under, or result in the creation or modification of any lien, security interest, charge or encumbrance upon any of the properties or assets of Ge Rui, Wealth Rainbow Company Limited, or Golden Green Enterprises Limited, pursuant to the terms of, any mortgage, deed of trust, note, indenture, loan, contract, commitment or other agreement or instrument filed as an exhibit to the Registration Statement that is governed by the PRC Laws. No Governmental Authorizations of any Governmental Agencies in the PRC are required for the consummation of the Offering and the transactions contemplated by the Underwriting Agreement.

12.
To the best of our knowledge after due inquiry, Ge Rui owns or otherwise has the legal right to use, or can acquire on reasonable terms, the intellectual property (“Intellectual Property”) as currently used or as currently contemplated to be used by Ge Rui, in each case.

13.
To the best of our knowledge after due inquiry, neither the Company nor Ge Rui is infringing, misappropriating or violating any intellectual property right of any third party in the PRC, and no Intellectual Property is subject to any outstanding decree, order, injunction, judgment or ruling restricting the use of such Intellectual Property in the PRC that would impair the validity or enforceability of such Intellectual Property, and neither the Company nor Ge Rui has received any notice of any claim of infringement or conflict with any such rights of others, except where such conflict, claim or infringement would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

14.
To the best of our knowledge after due inquiry, there are no legal, arbitration or governmental proceedings in progress or pending in the PRC to which the Company, or Ge Rui is a party or of which any property of Ge Rui is the subject.

15.
On August 8, 2006, six PRC regulatory agencies, namely, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission ("CSRC"), and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the "New M&A Rule"), which became effective on September 8, 2006. The New M&A Rule purports, among other things, to require offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the New M&A Rule and other PRC laws and regulations, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises' securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of current PRC Laws, we believe that the New M&A Rule does not require any entity such as the Company, which is not a SPV formed or controlled by PRC companies or PRC individuals to obtain CSRC approval in connection with its overseas listing. No other Governmental Authorizations in the PRC are required for the Company’s Offering.

To our best knowledge after due inquiry, none of the entities or natural persons holding any shares or other equity securities of the Company, directly or indirectly, immediately before the Offering, is a PRC resident which shall be subject to the registration obligation required under the Notice on Issues Relating to Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies (“Notice 75”) issued on October 21, 2005 by SAFE and any implementing rules and guidelines related to Notice 75.

16.
To the best of our knowledge after due inquiry, expect as otherwise disclosed in Appendix I, (a) Ge Rui is in compliance with any and all applicable environmental laws in the PRC; (b) there are no administrative, regulatory or judicial actions, demands, letters, claims, warnings, or notices of non compliance or violation, investigation or proceedings relating to any environmental laws against Ge Rui, (c) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remedial measures, or an action, suit or proceeding by any private party or Governmental Agencies, against or affecting Ge Rui relating to hazardous materials or any environmental matters or any environmental laws, and (d) Ge Rui has received all permits, licenses or other approval required of it under applicable environmental laws to conduct its businesses and Ge Rui is in compliance with all terms and conditions of any such permit, license or approval.

17.
To the best of our knowledge after due inquiry, except as otherwise disclosed in the Appendix I, Ge Rui is not (A) in breach of or in default under any laws, regulations, rules, orders, decrees, guidelines or notices of the PRC, (B) in breach of or in default under any Governmental Authorizations granted by any Governmental Agencies in the PRC, (C) in violation of their respective articles of association, business licenses or permits or (D) in breach or violation of, or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument known to us and governed by PRC laws to which it is a party or by which it or any of its properties may be bound, except where such default would not have a Material Adverse Effect.

18.
No Governmental Authorizations are required to be obtained for the execution and delivery of the Underwriting Agreement in connection with this Offering, the performance by any of the parties thereto of their obligations, or for the transactions contemplated thereunder.

19.
The statements set forth in the Prospectus under “Risk Factors,” “Taxation,” “Enforceability of Civil Liabilities” and “Legal Matters”, in each case, insofar as such statements constitute summaries or interpretations of the PRC laws and regulations, fairly and accurately summarize or interpret the PRC laws and regulations referred to therein in all material aspects and nothing which would make misleading in any material respect has been omitted from such statements in relation to PRC laws.

20.
Ge Rui has not taken any corporate action, nor does it have any legal proceedings commenced against it, for its liquidation, winding up, dissolution, or bankruptcy, for the appointment of a liquidation committee, team of receivers or similar officers in respect of its assets or for the suspension, withdrawal, revocation or cancellation of any of the Governmental Authorizations.

21.
The choice of law provisions set forth in the Underwriting Agreement does not contravene the laws of the PRC; the Company can sue and be sued in its own name under the PRC laws and regulations. The submission of the Company to the non-exclusive jurisdiction of the New York Courts, the waiver by the Company of any objection to the venue of a proceeding in a New York Court, the waiver and agreement of the Company not to plead an inconvenient forum, and the agreement of the Company that the Underwriting Agreement be construed in accordance with and governed by the laws of the State of New York will be recognized by PRC courts; Any judgment obtained in a New York court arising out of or in relation to the obligations of the Company under the Underwriting Agreements will be recognized in PRC courts subject to the requirements of the Civil Procedure Law of the People’s Republic of China.

22.	Ge Rui is not entitled to any immunity under PRC, whether characterized as sovereign immunity or otherwise, from any legal proceedings in respect of itself or any of its properties or assets.

23.	There are no reporting obligations under PRC law on non-PRC holders of the Ordinary Shares to be sold in the Offering.

24.
As a matter of PRC law, no holder of the Ordinary Shares who is not a PRC resident will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Ordinary Shares.  Except for the disclosure in the Registration Statement, the General Disclosure Package and the Prospectus, there are no limitations under PRC law on the rights of holders of the Ordinary Shares who are not PRC residents to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the Ordinary Shares.

25.
We have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants of the Company and representatives of the Underwriters at which the contents of the Registration Statement, the General Disclosure Package and the Prospectus were discussed and, although we are not passing upon and do not assume responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package or the Prospectus (except as expressly provided above), on the basis of the foregoing, nothing has come to our attention that causes us to believe that the PRC Statements under the captions “Risk Factors,” “Taxation,” “Corporate Structure and History”, “Our Business” and “Enforceability of Civil Liabilities” and “Legal Matters” (i)included or incorporated by reference in the Registration Statement, at the time of effectiveness, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) included or incorporated by reference in the General Disclosure Package as of the Time of Sale included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (iii) included or incorporated by reference in the Prospectus, as of the date of the Prospectus or the date hereof, included or include an untrue statement of a material fact or omitted or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

This legal opinion and its appendix are intended to be used in the context, which is specifically referred to herein, and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

According to “The Measures for the Administration of the Provisions of Securities Legal Services by Law Firms” (the “Measure”) issued by the China Securities Regulatory Commission (“CSRC”) on March 9, 2007 and the circular issued by the CSRC on November 20, 2007 regarding the interpretation of Article 11 of the Measures, we are not permitted to address this opinion to the Underwriters in the Offering and therefore have addressed this opinion to the Company only. This opinion is delivered to you and for your benefit for the purpose stated herein. It may not be disclosed to or relied upon by anyone else other than those, to whom our prior written permission has been addressed directly, or used, circulated, quoted or otherwise referred to for any other purposes.

(Signature Page)

Yours faithfully

Jingtian & Gongcheng

Appendix I Legal Issues

1.
The Land Use Right Certificate No. 新土国用（2004）第212号 and 新土国用（2009）第004号 represents the legal ownership of the land use right over (1) a piece of land with an area of 139569.79 square meters located at North to Shuangmei Road, Longhu Town, West to Xianghu Reservoir; (2) a piece of land with an area of 54685.96 square meters located at East to Houhu Reservoir, Longhu Town, South to Meishan Road.

According to the relevant PRC laws and regulations, before the Land Use Right Certificate is issued, a land use right grant contract shall be entered into with the county level (or above) government, and the land use right grant fees must be fully paid. However, we noticed that the land use right grant contract in relation to the above motioned land was entered into between Ge Rui and the government of Longhu Town, which is not a competent government required under the PRC laws and regulations. In addition, although Ge Rui has verbally confirmed that the land use right grant fees have been fully paid up, no written prove has been provided to us. The land use right grant fees may not be fully paid as at the date this legal opinion is issued.

There is no assurance that the relevant government authority or any third party will not challenge the legal right of Ge Rui over the above mentioned land. If any dispute or claim relating to the land occurs, there can be no assurance that Ge Rui would not be subject to any claims (including lawsuits), and Land Use Right Certificate may be revoked.

2.
According to PRC laws and regulations, before constructing a new production facility or undergoing major expansion or reconstruction for existing production facilities, the enterprises must register with, submit the environmental impact evaluation report to and obtain the approval of local environmental protection departments. Installations for the prevention and control of pollution in a construction project must be designed, built and commissioned together with the principal part of the project. No permission shall be given for a construction project to be commissioned or used until its installations for the prevention and control of pollution are examined and the Acceptance of Environmental Protection Facility upon the completion of the construction is duly issued by the competent administration in charge of environmental protection that examined and approved the environmental impact statement.

As at the date this legal opinion is issued, Ge Rui has the following completed production facilities which are not fully compliant with the environmental protection requirements:

(1)
Ge Rui had obtained the approval for environmental impact evaluation report before constructing the production facility for 50,000 tons/year steel rolling technical upgrading project However, the Acceptance of Environmental Protection Facility upon the completion of the construction has not been obtained.

(2)	Ge Rui has not obtained the approval for environmental impact evaluation report and the Acceptance of Environmental Protection Facility for the 50,000 tons/year chromium plating project.

3.
According to the relevant PRC laws and regulation, the foreign investors shall pay the total amount of consideration within three months of the date of the issuance of the foreign invested enterprise business license to the shareholders who have transferred their equity or to the domestic enterprise which has sold its assets. If it needs to extend the time limit due to any case under special circumstances, the foreign investor shall, upon the approval of the examination and approval authority, pay 60 percent or more of the whole consideration within 6 months as of the date of issuing the business license to the foreign-invested enterprise, and pay off the consideration within one year. Ge Rui’s business license as a foreign invested enterprise was issued on October 30, 2008, and payment deadline was approved by Zhengzhou Bureau of Commerce to be extended to one year from October 30, 2008, but 60 percent of the consideration shall be paid within six months from October 30, 2008. To the best of our knowledge after due and reasonable inquiries, the foreign investor, namely Wealth Rainbow Development Limited had fully paid the consideration for the acquisition on September 16, 2009, and a new Business License of Ge Rui had been issued on October 14, 2009  reflecting all the consideration has been paid up.

We understand that the payment of the consideration was started in July, 2009 and completed on September 16, 2009. However, as required in the approval issued by Zhengzhou Bureau of Commerce regarding the extension of the payment deadline, 60 percent of the consideration shall be paid up within six months from October 30, 2008 (which is April 30, 2009). Although the consideration has been fully paid within one year from October 30, 2008, there is no assurance that the authority will not challenge the validity of the acquisition in the future due to the reason mentioned above.

Appendix II Abstract of Real Estate Maximum Mortgage Agreement

(1)	Mortgagor: Henan Green Complex Materials Co., Ltd. Mortgagee: Zhengzhou Branch of Shanghai Pudong Development Bank
(2)	Mortgage properties:
(i)	a piece of land with an area of 139569.79 square meters located at North to Shuangmei Road, Longhu Town, West to Xianghu Reservoir;
(ii)	a piece of land with an area of 54685.96 square meters located at East to Houhu Reservoir, Longhu Town, South to Meishan Road.
(3)	Value of Mortgage Properties: RMB 53.4203 million
(4)	Principal Creditor’s Right:
The principal creditor’s right guaranteed under the “Real Estate Maximum Mortgage Agreement” shall be the maximum total balance (refers to the maximum point of the sum of the loan value and the Payable Bills, determined by the data of the end of business day of the Lender/Acceptance Bank of Payable Bills) continuously provided to the Borrower by the Lender/Acceptance Bank of Payable Bills in accordance with the terms stipulated under a series of loan contract and Payable Bills agreements signed between the Lender/Acceptance Bank of Payable Bills and the Borrower from March 26, 2007 to March 31, 2010, and the amount shall not exceed RMB 23 Million of sum of the loan value and the Payable Bills. In case that the drawer has already paid security deposit, then that part of the principal creditor’s right shall be correspondingly reduced to the balance of sum of the face values of Payable Bills deducting the paid security deposit. In case that the Acceptance bank of Payable Bills has to make advanced payment for the due payable bills, the corresponding part of the principal creditor’s right shall be transferred to the sum of forced advanced payments of the Acceptance bank of Payable Bills becoming overdue loan.